EXHIBIT 23.6

               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

The Board of Directors
  of First Lehigh Corporation:

     We consent to the incorporation by reference in this Registration Statement on Form S-4 of our report dated February 3, 1998, relating to the consolidated balance sheet of First Lehigh Corporation and Subsidiary as of December 31, 1997 and 1996 and the related consolidated statements of income, changes in shareholder's investment and cash flows for each of the years ended December 31, 1997 and 1996. In addition, we consent to the reference to our Firm under the caption "Experts" in the aforementioned registration statement.



/s/ Parente, Randolph, Orlando, Carey & Associates
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Allentown, Pennsylvania
September 28, 1998